EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Juniper Content Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Juniper Content Corporation (the “Company”) of our report dated March 28, 2008, which appears in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007.

/s/ BDO Seidman, LLP

BDO SEIDMAN, LLP

New York, New York June 3, 2008